Biomerica Announces Retirement of Chief Financial Officer (CFO), hiring of new CFO and appointment of new member to the Board of Directors.

IRVINE, CA - (August 31, 2020) - Biomerica Inc. (NASDAQ: BMRA) today announced today the retirement of Janet Moore, the Company’s Chief Financial Officer. After many years of dedicated service, Ms. Moore has decided to retire and pursue personal interests. Ms. Moore will remain an employee of the Company during a transition period to ensure a smooth transition. Ms. Moore, who also serves as a member of the Board of Directors (the “Board”) and Corporate Secretary, will continue to serve as a member of the Board and as Corporate Secretary until the Company’s Annual Meeting on December 10, 2020. At that time, Ms. Moore will also be leaving the Board.

Biomerica also announced today the appointment of Steve Sloan as the Company’s new CFO, effective September 3, 2020. Mr. Sloan’s background and experience includes thirteen years at General Electric with roles in internal audit, corporate finance and manufacturing finance. Most recently, Mr. Sloan spent ten years with medical device maker, Medtronic. At Medtronic, Mr. Sloan worked in four divisions, most recently serving as a divisional finance director.

Biomerica further announced that the Board has elected Cathy Coste as a new independent member of the Board. Cathy will join the Board effective September 3, 2020. Ms. Coste has also been elected by the Board to chair the Board’s Audit Committee, and to be a member of the Nominating and Corporate Governance Committee. Cathy Coste is a Senior Partner at Deloitte and Touche, LLP, and is retiring in September 2020. She has spent thirty-two years in both corporate and professional services positions leading global finance, internal audit and operations teams. For the past six years, Cathy has served as Deloitte’s Life Sciences Industry Executive Leader. Ms. Coste is known for her expertise in governance, audit, risk and controls, and compliance and has served over 50 companies in the life science, technology, and consumer industries.

“I personally want to thank Janet for being a trusted advisor and leader throughout her career at the Company in serving as CFO, Board Member and Secretary. At the same time, I’m excited to have Steve Sloan join our executive management team as CFO. Steve brings great knowledge, experience and energy to the position and I am confident he will play a key role in helping us achieve our goals of building Biomerica. Finally, on behalf  of the Board, I welcome Cathy Coste and I am looking forward to working with her, especially given her experience in the life sciences industry.”

“Biomerica has a bold vision of developing a diagnostic guided therapy with its InFoods product. I’m honored to assume the role of Audit Committee Chairman and look forward to an exciting new fiscal year and beyond for Biomerica.” said Cathy Coste.

“It has been my pleasure and privilege to serve as Biomerica’s CFO. The Company has many talented, dedicated employees and innovative products which, I believe, will ensure the Company’s continued success.” said Janet Moore.

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com) is a global biomedical technology company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point-of-care (in home and in physicians' offices) and in hospital/clinical laboratories for detection and/or treatment of medical conditions and diseases. The Company's products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica primarily focus is on gastrointestinal and inflammatory diseases where the Company has multiple diagnostic and therapeutic products in development.

About InFoods®

The Biomerica InFoods® IBS product is designed to allow physicians to identify patient specific foods (e.g. eggs, broccoli, wheat, potatoes, corn, etc.), that when removed from the diet, may alleviate or improve an individual's IBS symptoms including, but not limited to, constipation, diarrhea, bloating, pain and indigestion. This patented, diagnostic-guided therapy is designed to allow for a patient-specific, guided dietary regimen to improve Irritable Bowel Syndrome (“IBS”) outcomes. The point-of-care product is being developed to allow physicians to perform the test in-office using a finger stick blood sample while a clinical lab version of the product is expected to be the first for which the company will seek regulatory approval. A billable CPT code that can be used by both clinical labs and physicians' offices is already available for InFoods® diagnostic products. Since the InFoods® product is a diagnostic-guided therapy, and not a drug, it has no drug type side effects. An estimated 45 million people in America currently suffer from IBS making it a leading cause for patient doctor visits.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking, such as statements relating to the efficacy of the Company’s COVID-19 test, FDA clearance, EUA clearance, the rapidity of testing results, uniqueness of a product, pricing of the Company’s test kits, demand for international orders, availability of the Company’s COVID-19 test kits, and patent protection on the test technology. Such forward- looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, including, without limitation: results of studies testing the efficacy of the Company’s COVID-19 test; regulatory approvals necessary prior to commercialization of the Company’s COVID-19 test; availability of the Company’s COVID-19 test kits; capacity, resource and other constraints on our suppliers; dependence on our third party manufacturers; dependence on international shipping carriers; governmental import/export regulations; demand for our COVID-19 test; competition from other similar products and from competitors that have significantly more financial and other resources available to them; governmental virus control regulations that make it difficult or impossible for the company to maintain current operations; regulations and the Company’s ability to obtain patent protection on any aspects of its rapid test technology. Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Additionally, potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its business model and expansion plans, downturns in international and or national economies, the Company's ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company's dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

CONTACT INFORMATION

Company Spokesperson 949-645-2111

www.biomerica.com